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                                   Exhibit 21

                            SUBSIDIARIES OF GLENAYRE


The following subsidiaries are wholly-owned, directly or indirectly through wholly-owned subsidiaries of Glenayre.

Name of Subsidiary                              Jurisdiction of Incorporation

Glenayre Electronics, Inc.                      Colorado, U.S.A.
Glenayre Manufacturing Ltd.                     Canada
Glenayre R & D, Inc.                            Canada
Glenayre Electronics Singapore PTE Ltd.         Singapore
Glenayre Electronics (U.K.) Limited             United Kingdom
Glenayre Digital Systems, Inc.                  North Carolina, U.S.A.
Glenayre Services Ltd.                          Canada
Glenayre de Mexico SA de CV                     Mexico
Glenayre Administracion SA de CV                Mexico
Glenayre Electronics South America Ltda.        Brazil
Glenayre Electronics Europe B.V.                Netherlands
Glenayre Electronics (Hong Kong) Limited        Hong Kong
Glenayre Electronics Philippines, Inc.          Philippines
Genera Hawaii Commerce Corp.                    Hawaii, U.S.A.
Headway Colorado, Inc.                          Colorado, U.S.A.
Headway Hawaii, Inc.                            Hawaii, U.S.A.
Headway Texas, Inc.                             Texas, U.S.A.
Sunway Financial Services, Inc.                 Texas, U.S.A.
Sunway Management, Inc.                         Texas, U.S.A.
Western SCC, Inc.                               California, U.S.A.
Western Multiplex Corporation                   California, U.S.A.



The names of other subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.